Exhibit 10.3

FIRST AMENDMENT TO THE

MOODY’S CORPORATION

CAFETERIA PLAN

(EFFECTIVE JANUARY 1, 2008)

Section 2.14 of the Moody’s Corporation Cafeteria Plan (effective January 1, 2008) is hereby amended as follows, effective as of the date this First Amendment is adopted:

“Eligible Employee” means any full-time or part-time Employee who is regularly scheduled to work at least 20 hours per week for the Employer, and is eligible to participate in the Plan in accordance with Section 3.1; provided, that the term Eligible Employee shall not include any limited duration Employee who commenced or recommenced employment on or after May 1, 2014 except to the extent coverage is required by the Patient Protection and Affordable Care Act.